Exhibit 10.1

Advisory and Administration Agreement

This Advisory and Administration Agreement (this “Agreement”) is entered into as of November 21, 2017 (the “Effective Date”), by and between Energy Resources 12 Operating Company, LLC and Energy Resources 12, L.P. (collectively and individually, “ER12OC”) and Regional Energy Investors, LP (“REI”) (sometimes ER12OC and REI are referred to herein as a “Party” and collectively as the “Parties”).

Whereas, ER12OC desires to acquire interests in oil and gas properties (directly or through a subsidiary); and

Whereas, REI has experience in matters concerning the analysis and due diligence of oil and gas properties, and the administration of such properties; and

Whereas, ER12OC desires to acquire the Assets as set forth in that certain Purchase and Sale Agreement (the “PSA”) with Bruin; and

Whereas, ER12OC desires to engage REI in order to utilize REI’s services in connection with analysis and due diligence using REI’s expertise in the oil and gas field, specifically Non-Operated assets and related administrative matters with respect thereto, in each case as set forth herein, and REI desires to be so engaged.

Now, therefore, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth below.

1.          Engagement of REI by ER12OC.  ER12OC hereby engages REI to provide the services set forth in this section:

a.          REI will provide, on a reasonable basis, advisory and consulting services and support to ER12OC through closing of the PSA in connection with a multitude of matters including assistance with due diligence related to the Assets (such services, the “Advisory and Consulting Services”);

b.          REI shall provide similar advisory and consulting services to ER12OC at such time as ER12OC considers disposing of, marketing or entertaining an offer for the purchase of the Assets, or a part thereof (such services, the “Analysis and Preparation Services”); and

c.          REI shall provide reasonable administrative support relative to ER12OC’s acquisition of the Assets, including general advisory pertaining to methods of due diligence with respect to the Assets (such services, the “Administrative Services”); provided that all third-party expenses related thereto shall be reasonable and the obligation of ER12OC.  For purposes of clarification, the Administrative Services do not include any management services post-closing of the PSA, (if any such administrative services are to be provided, it will be pursuant to a separate written agreement between the Parties).

ER12OC recognizes that the services to be provided by REI hereunder shall not include any real estate or other brokerage services.

2.          Remuneration to REI from ER12OC for Advisor and Consulting Services and Administrative Services. In exchange for the Advisory and Consulting Services and the Administrative Services, respectively, ER12OC shall remunerate REI as set forth in Exhibit A hereto (the “Payment Schedule”).

Advisory and Administration Agreement	Page 1 of 2 132321

3.          Remuneration to REI from ER12OC for Analysis and Preparation Services.  In exchange for the Analysis and Preparation Services, in the event that ER12OC disposes of all or any part of the Assets, REI shall be entitled to remuneration of five percent (5%) of the gross sales price of the Assets, such amount payable at the time of the closing of each such disposition.  Notwithstanding the forgoing, such five percent (5%) fee shall only be due and payable to the extent of surplus funds (from any monetization) following satisfaction of Payout to the holders of common units (as Payout is defined, described and set forth in that certain Form 10-Q of ER12OC for the quarterly period ended September 30, 2017).

4.          Miscellaneous.  ER12OC recognizes that this Agreement is only with REI, and not with REI’s partners (limited or general) or its or their respective officers, agents or representatives (collectively and individually, the “Non-Parties”).  ER12OC acknowledges that the Non-Parties are not liable for, or the alter ego of, REI, and covenants to never assert to the contrary.  REI does not have any exclusive obligations to ER12OC under this Agreement or otherwise and is free to conduct such business as it desires, including, without limitation, with Bruin, and with respect to assets similar to the Assets and/or in the same geographic region of the Assets.  Any claim or controversy under or related to this Agreement shall be exclusively determined in the state and/or federal courts located in Tarrant County, Texas, which is the county of each Party’s principal office.  This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and may not be modified unless in a writing signed by the Parties.  A signature sent hereon by e-mail/PDF or other electronic means shall constitute an original signature for all purposes. ER12OC recognizes that they are responsible for the closing of the purchase of the Assets, and that fees payable to REI hereunder are not contingent on such closing and are due and payable in accordance with the Payment Schedule and Section 3.  ER12OC are jointly and severally responsible for the obligations of ER12OC hereunder.

Energy Resources 12, L.P., a Delaware limited partnership By: Energy Resources 12 GP, LLC, a Delaware limited liability company Its: General Partner	Regional Energy Investors, LP, a Texas limited partnership By: Regional Energy GP, Inc., a Texas corporation Its: General Partner
/s/ David S. McKenney	/s/ Anthony F. Keating, III
David S. McKenney, Chief Financial Officer	Anthony F. Keating, III, President
Energy Resources 12 Operating Company, LLC, a Delaware limited liability company
/s/ David S. McKenney
David S. McKenney, Chief Financial Officer

Advisory and Administration Agreement	Page 2 of 2 132321

Exhibit A

Payment Schedule

ER12OC shall, in exchange for the Advisory and Consulting Services and the Administrative Services, pay to REI the following amounts on the following days or, if such day is a Saturday, Sunday or federal United States holiday, on the first day thereafter that is not a Saturday, Sunday or federal United States holiday, with all such amounts to be paid in United States dollars and by wire transfer via instructions to be provided by REI:

#	Amount	Date
1	$3,150,000	January 1, 2018
2	$1,050,000	February 1, 2018
3	$1,050,000	March 1, 2018

Exhibit A to Advisory and Administration Agreement	132321